Execution version

ASSET PURCHASE AGREEMENT,
DATED AS OF October 11, 2013,
BY AND AMONG
AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC.,
BARON DIVESTITURE COMPANY,
LAWSON PRODUCTS, INC.,
AND
NELSON STUD WELDING, INC.

EXHIBITS

Exhibit A - Sample Statement of Net Working Capital
Exhibit B - Form of U.S. Subcontract
Exhibit C - Form of Transition Services Agreement
Exhibit D - Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E - Form of Assignment of Intellectual Property
Exhibit F - Form of Real Property Lease
Exhibit G - Form of Environmental Matters Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 11, 2013, is made by and among Automatic Screw Machine Products Company, Inc., an Alabama corporation (the “Seller”), Baron Divestiture Company (f/k/a Assembly Component Systems, Inc.), an Illinois corporation (the “Property Owner”, and, together with the Seller, the “Seller Parties”), Lawson Products, Inc., a Delaware corporation (the “Seller Parent”), and Nelson Stud Welding, Inc., a Delaware corporation (the “Buyer”).
WHEREAS, the Seller is engaged in the business of manufacturing and distributing customized components, fasteners, fittings and related items to and for use by original equipment manufacturers (“OEM’s”) and to distributors for sale to OEM’s, which business is conducted from the Owned Real Property in Decatur, Alabama (the “Business”); and
WHEREAS, this Agreement contemplates that the Buyer shall acquire substantially all of the assets of the Business (other than certain specified excluded assets) and shall assume only certain liabilities of the Business, in each case on the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 4.17.
“Action” means any claim, action, charge, grievance, suit, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitrator with legal and binding authority over such matter.
“Affiliates” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended, and solely for purposes of Section 4.14 of this Agreement and the definitions related thereto (but only to the extent such definitions are used within Section 4.14 of this Agreement) also includes any entity that, together with the Seller, would be considered a single employer pursuant to Code Section 414 or ERISA Section 4001.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 3.4.
“Ancillary Documents” means the Transition Services Agreement; the Bill of Sale and Assignment and Assumption Agreement; the Assignment of Intellectual Property; the Real Property Lease; the Environmental Matters Agreement; and the U.S. Subcontract.

“Apportioned Obligations” means any Tax (including any additional Tax determined subsequent to the Closing Date) relating to the Business or any Purchased Asset that is due or becomes due without acceleration for any Straddle Period.
“Article” means, except as otherwise expressly indicated herein, an article of this Agreement.
“Assignment of Intellectual Property” has the meaning set forth in Section 8.1(g).
“Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Benefit Plans” means any and all written or unwritten employee benefit plans, programs, policies, agreements or other arrangements, including any Employee Welfare Benefit Plan, any Employee Pension Benefit Plan, and/or any bonus, incentive, deferred compensation, vacation, severance, employment or fringe benefit plan, program or agreement.
“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 8.1(f).
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Claims” has the meaning set forth in Section 9.2(a).
“Buyer FSA Plans” has the meaning set forth in Section 7.5(h).
“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).
“Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.
“Buyer Plans” has the meaning set forth in Section 7.5(c).
“CFIUS” has the meaning set forth in Section 4.3.
“CFIUS Filing” has the meaning set forth in Section 6.2(b).
“Claims” has the meaning set forth in Section 9.3(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Net Working Capital” has the meaning set forth in Section 3.3(a).
“Closing Payment” has the meaning set forth in Section 3.2.

“COBRA” has the meaning set forth in Section 4.14(h).
“Code” means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder).
“Confidentiality Agreement” has the meaning set forth in Section 6.5.
“Contracts” means any contracts, agreements, arrangements, leases, licenses, obligations, purchase orders, sales orders, commitments and undertakings that are binding on the parties thereto, and any outstanding bids or proposals (which bids or proposals if accepted by the recipient thereof would result in a binding contract).
“Credit Agreement” has the meaning set forth in Section 8.1(n).
“Disclosure Schedules” means the Schedules pertaining to, and corresponding to the Section references of, Article IV of this Agreement, in accordance with Section 11.3 of this Agreement.
“Dollars” and the sign “$” each means lawful money of the United States of America.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
“Environmental Matters Agreement” has the meaning set forth in Section 8.1(i).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.3(b).
“Exhibit” means an exhibit to this Agreement that is attached hereto in accordance with the terms hereof.
“Exon-Florio” has the meaning set forth in Section 4.3.
“Family and Medical Leave Act” means the Family and Medical Leave Act of 1993 (29 USC §2601 et seq.), as amended, and the rules and regulations promulgated thereunder.
“Final Statement” has the meaning set forth in Section 3.3(c).
“Financial Statements” has the meaning set forth in Section 4.4.
“First End Date” has the meaning set forth in Section 10.1(b).
“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the past practices of the Seller and its Affiliates.

“Government Contract” means any Contract related primarily to the Business between the Seller and any (a) Governmental Entity or (b) third party relating to a contract between such third party and any Governmental Entity.
“Governmental Entity” means the United States, any state, county or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign entity, any state of the United States, county or any political subdivision of any of the foregoing.
“Income Taxes” means any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth or gross receipts taxes, including any estimated tax, interest, penalties or additions to tax or additional amounts in respect of the foregoing, and any transferee or secondary liability for any such tax, and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or of being included or required to be included in any Tax Return relating thereto.
“Indemnified Party” has the meaning set forth in Section 9.1.
“Indemnifying Party” has the meaning set forth in Section 9.1.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents, patent applications, inventions, invention disclosures and statutory invention registrations; (b) trademarks, service marks, certification marks, trade names, corporate names, domain names, logos, trade dress, or other indicia of source or origin, and all registrations of and applications to register the foregoing; (c) copyright registrations and applications; (d) Software of any type and in any form and (e) unpatented technology, trade secrets, know-how and other confidential and proprietary information.
“IRS” has the meaning set forth in Section 4.14(d).
“ITAR” has the meaning set forth in Section 4.3.
“Law” means any applicable United States or non-United States federal, provincial, state or local statute, common law, rule, regulation, ordinance, permit, order, writ, injunction, judgment or decree of any Governmental Entity.
“Lender” has the meaning set forth in Section 8.1(n).
“Lien” means any pledge, security interest, encumbrance or lien.
“Losses” means any losses, damages, penalties, fines, costs and expenses (including reasonable and documented attorneys’ fees and disbursements).
“Material Adverse Effect” means an event, occurrence or change which has had or would reasonably be expected to have a material adverse effect on the Business or the results of operations or financial condition of the Business; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) changes or effects that generally affect the industry or industries in which the Business operates, the United States economy as a whole or the capital markets in general or the geographical markets in which the Business operates that do not affect the Business disproportionately relative to other Persons engaged in the line of business in which the Seller is engaged; (b) changes in securities markets, interest rates or general economic, regulatory or political conditions; (c) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement or the identity of the Buyer; (d) compliance with the terms of, or the taking of any action required by, this Agreement or as required by applicable Law, including the consummation of the transactions completed hereby; (e) changes or effects due to changes (or proposed or prospective changes) in any Laws or the interpretation thereof; (f) changes in GAAP or other applicable accounting regulations and principles or the interpretation thereof; (g) the failure of the Business to meet any internal projections or forecasts; provided that the exception in this clause (g) shall not otherwise prevent or affect a determination that any event, occurrence or change underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or (h) actions or events caused by or under the responsibility of the Buyer.
“Material Contracts” has the meaning set forth in Section 4.7(a).
“Net Working Capital” means the amount by which (a) the aggregate amount of all current assets of the Business contained in the Purchased Assets exceeds (b) the aggregate amount of all current liabilities of the Business contained in the Assumed Liabilities.
“Neutral Auditor” has the meaning set forth in Section 3.3(c).
“Novation Agreement” has the meaning set forth in Section 7.3(a).
“Objection Notice” has the meaning set forth in Section 3.3(b).
“OEM’s” has the meaning set forth in the Recitals.
“Owned Real Property” means the real property owned by the Property Owner, being more particularly described on Schedule 4.8, together with all buildings and other improvements of every kind and nature located on the real property, all fixtures located in or on the real property, buildings and improvements, and all rights, easements and appurtenances belonging to the real property.
“Parties” means the Seller Parties, the Buyer, and, for purposes of Section 11.17 only, the Seller Parent, and “Party” means the Buyer, on the one hand, or either of the Seller Parties or, for purposes of Section 11.17 only, the Seller Parent, on the other hand, as appropriate and as the case may be.
“Permits” has the meaning set forth in Section 4.16.
“Permitted Liens” means any: (a) statutory Liens or mechanics’, materialmens’ and similar Liens imposed by Law with respect to amounts not yet due and payable or the validity of which is being contested in good faith; (b) Liens for Taxes or Income Taxes not yet due and payable or the validity of which is being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) easements, rights-of-way, restrictive covenants and servitudes and other similar rights and any subdivision, development, servicing, site plan or other similar agreement, in each case, that do not prevent the operation of the Business as currently conducted, and any title exceptions reflected in the Title Commitment; (e) customary contractual provisions providing for retention of title to goods until payment is made entered into in the ordinary course of business; and (f) Liens described on Schedule 1.1.
“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.
“Preliminary Statement” has the meaning set forth in Section 3.3(a).
“Product Claim” has the meaning set forth in Section 7.9.
“Property Owner” has the meaning set forth in the Preamble.
“Purchase Price” has the meaning set forth in Section 3.2.
“Purchased Assets” has the meaning set forth in Section 2.2(a).
“Purchased Contracts” has the meaning set forth in Section 2.2(a)(iii).
“Qualified Plan” has the meaning set forth in Section 4.14(e).
“Real Property Lease” has the meaning set forth in Section 8.1(h).
“Recent Balance Sheet” has the meaning set forth in Section 4.4.
“Required Consents” has the meaning set forth in Section 8.1(m).
“Resolution Period” has the meaning set forth in Section 3.3(b).
“Review Period” has the meaning set forth in Section 3.3(b).
“Sample Statement of Net Working Capital” has the meaning set forth in Section 3.3(a).
“Schedule” means a schedule to this Agreement (including each of the Disclosure Schedules), all of which Schedules are incorporated herein by reference.
“Second End Date” has the meaning set forth in Section 10.1(b).
“Section” means, except as otherwise expressly indicated herein, a section of this Agreement.
“Seller” has the meaning set forth in the Preamble.

“Seller Claims” has the meaning set forth in Section 9.3(a).
“Seller FSA Plans” has the meaning set forth in Section 7.5(h).
“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a).
“Seller Parent” has the meaning set forth in the Preamble.
“Seller Parties” has the meaning set forth in the Preamble.
“Seller Plan” has the meaning set forth in Section 4.14(c).
“Seller’s Knowledge” means the knowledge, after reasonable and appropriate inquiry, of Neil Jenkins, Michael Selby, Max Shelton, Pam Abercrombie and Jared McLaughlin, as to the facts and matters represented, as of the date the applicable representation is made, as to the Seller and/or the Property Owner.
“Software” means software of any type and in any form, including source code, executable code, databases and documentation.
“Special Representations and Warranties” means the representations and warranties of (a) the Parties set forth in Sections 4.1 (Organization), 4.2 (Authorization of Transaction), 4.6 (Title and Sufficiency of Assets) (but only the first sentence thereof), 4.15 (Brokers’ Fees), 5.1 (Organization), 5.2 (Authorization of Transaction), and 5.7 (Brokers’ Fees), and (b) the Seller and the Property Owner set forth in the Environmental Matters Agreement.
“Specified Consent” has the meaning set forth in Section 7.2(b).
“Straddle Period” means any Tax or Income Tax year or period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50 percent of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership or other legal entity.
“Target Closing Date Net Working Capital” has the meaning set forth in Section 3.3(e).
“Tax” or “Taxes” means a tax or taxes of any kind or nature, or however denominated, including any federal, provincial, state, local or foreign sales, use, transfer, registration, business and occupation, value added, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee tax or other withholding, including any estimated tax, interest, penalties or additions to tax or additional amounts in respect of the foregoing, including any transferee or secondary liability for any such tax, and any tax liability assumed by Contract or arising as a result of being or ceasing to be a member of any affiliated group, or of being included or required to be included in any Tax Return relating thereto; provided, however, that “Tax” or “Taxes” shall not include any Income Taxes, except that for purposes of Section 7.6(f), “Tax” and “Taxes” shall include any gross receipts tax imposed by reason of the sale, assignment, transfer and delivery of the Purchased Assets.
“Tax Returns” means, with respect to any Tax or Income Tax, any information return for such Tax or Income Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Tax or Income Tax.
“Third Party Claim” has the meaning set forth in Section 9.5(a).
“Title Commitment” means that certain title insurance commitment from First American Title Insurance Company, dated July 1, 2013, with respect to the leasehold estate in the Owned Real Property, a true, correct and complete copy of which has been delivered to the Buyer by the Seller prior to the date hereof.
“Transferred Account Balances” has the meaning set forth in Section 7.5(h).
“Transferred Employees” has the meaning set forth in Section 7.5(a).
“Transition Services Agreement” has the meaning set forth in Section 8.1(e).
“United States” or “U.S.” means the United States of America, including its territories and possessions.
“U.S. Government” means the federal government of the United States and any agencies, instrumentalities and departments thereof.
“U.S. Prime Contract” has the meaning set forth in Section 7.2(a).
“U.S. Subcontract” has the meaning set forth in Section 7.3(c).
“WARN Act” means the United States Worker Adjustment and Retraining Act of 1988, as amended.
Section 1.2    Interpretation; Construction. Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.

ARTICLE II
PURCHASE AND SALE OF ASSETS
AND ASSUMPTION OF LIABILITIES

Section 2.1    Purchase of Assets and Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, the Purchased Assets, free and clear of all Liens other than Permitted Liens; and
(b)the Buyer shall assume and agree to pay, discharge and perform when due all of the Assumed Liabilities.

Section 2.2    Purchased and Excluded Assets.
(a)    The “Purchased Assets” are all of the right, title and interest that the Seller possesses and has the right to transfer in and to the following assets, rights and properties (other than the Excluded Assets), at the Closing:
(i)all accounts and notes receivable and other such claims for money due to the Seller from any third parties arising from the rendering of services or the sale of goods or materials by the Seller in connection with the Business;
(ii)all raw materials, work in process and finished goods inventories held for use by the Seller in connection with the Business, including prepaid inventory, whether or not delivered to the Seller;
(iii)(A) all open purchase orders of the Business and (B) the Contracts set forth on Schedule 2.2(a)(iii) (collectively, the “Purchased Contracts”);
(iv)all machinery, equipment, hardware, spare parts, tools, office equipment, furniture, vehicles, fork lifts, racking, computers, computer-related equipment, desktop systems and other tangible personal property, whether affixed to the Owned Real Property or not (but, in any case, excluding fixtures located in or on the Owned Real Property and leased pursuant to the terms of the Real Property Lease), that are used in connection with the Business, together with such other tangible personal property set forth on Schedule 2.2(a)(iv);
(v)to the extent assignable, all licenses, permits, franchises and authorizations issued by any Governmental Entity primarily related to the conduct of the Business;
(vi)all rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Seller from third parties;
(vii)all books, records, ledgers, data, files, documents, correspondence, lists, plats, specifications, advertising and promotional materials, reports and other materials (in whatever form or medium) of the Seller to the extent pertaining to the Business; provided, however, that subject to Section 11.16, the Seller shall be entitled to retain copies of any such materials it deems reasonably necessary;
(viii)the Intellectual Property set forth on Schedule 2.2(a)(viii);
(ix)any credits, prepaid expenses, deferred charges, advance payments, prepaid items and claims for refunds or reimbursements (but excluding cash security or other deposits), in each case to the extent pertaining to the Business;
(x)all insurance proceeds or rights to insurance proceeds under any insurance policies of the Seller with respect to any of the Purchased Assets or the Assumed Liabilities;
(xi)any rights to credits, refunds, rebates or abatements of Taxes with respect to the Purchased Assets for any period beginning after the Closing Date;
(xii)all goodwill associated or arising in connection with the Business or any of the Purchased Assets; and
(xiii)the assets, rights and properties set forth on Schedule 2.2(a)(xiii).
(b)    The Purchased Assets shall not include any assets, rights or properties other than those specifically described in Section 2.2(a). Without limiting the generality of the foregoing sentence and notwithstanding anything to the contrary contained in Section 2.2(a), the Seller or its Affiliates, as the case may be, shall retain all of its right, title and interest in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to the Buyer, and the Purchased Assets shall not, and shall not be deemed to, include, the following (collectively, the “Excluded Assets”):
(i)    any cash or cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or accounts or items in the process of collection at the financial institutions of the Seller through and including the Closing Date, and any cash security or other deposits, together with all accrued but unpaid interest thereon, except to the extent included in the Purchased Assets under Section 2.2(a)(x);
(ii)    any accounts or notes receivable or other such claims for money due to the Seller from the Seller Parent or any of the Seller Parent’s other Subsidiaries;
(iii)    (A) any rights of the Seller or any of its Affiliates to any Tax or Income Tax credits, refunds, rebates or abatements with respect to assets that are not Purchased Assets; (B) any rights to credits, refunds, rebates or abatements of Taxes or Income Taxes with respect to the Purchased Assets and relating to periods (or portions thereof) ending on or prior to the Closing Date; (C) any Tax Returns or Tax or Income Tax records of the Seller or any of its Affiliates; and (D) any rights of the Seller or any of its Affiliates under any Tax or Income Tax allocation or sharing Contract;

(iv)    any credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items, deposits and claims for refunds or reimbursements, in each case, to the extent relating to the Excluded Assets and/or the Excluded Liabilities;
(v)    any rights to indemnification, contribution or other reimbursement, or limitations on liability, under the Purchased Contracts, or any warranties and guarantees, in each case, from any third parties with respect to any Excluded Liabilities and/or Losses for which the Seller Parties have an indemnification obligation under Section 9.2;
(vi)    any property, casualty or other insurance policy held by either of the Seller Parties or any of their Affiliates or related insurance services Contract to which either of the Seller Parties or any of their Affiliates is a party, and any rights of the Seller Parties or any of their Affiliates under any such policy or Contract, except to the extent included in the Purchased Assets under Sections 2.2(a)(xi);
(vii)    any rights of the Seller Parties or the Seller Indemnified Parties under this Agreement, any Ancillary Document or any other Contract between or among either of the Seller Parties and the Buyer;
(viii)    the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to Taxes or Income Taxes, and any other documents relating to the governance, organization, maintenance and existence of the Seller Parties or to the proposed sale of the Business;
(ix)    any of the Seller Plans and underlying assets or any rights of the Seller or any of its Affiliates under the Seller Plans;
(x)    except for licenses or rights granted under a Purchased Contract, any licenses or other rights to use Intellectual Property or Software owned by Persons other than the Seller;
(xi)    any Contracts under which the Seller receives a license to commercially-available Software or any services related thereto (including maintenance, hosting or consulting services);
(xii)    any real property; and
(xiii)    the capital stock of, or any other equity interest in, the Seller or the Property Owner.
Section 2.3    Assumed and Excluded Liabilities.
(a)    The “Assumed Liabilities” include only the following:
(i)    all liabilities and obligations of the Seller, other than liabilities and obligations to the Seller Parent and/or any of its Affiliates, which arose in connection with the

Business and (A) are reflected on or reserved for on the Recent Balance Sheet, or (B) were incurred in the ordinary course of business since the date of the Recent Balance Sheet and would have been reflected on or reserved for on the Recent Balance Sheet had such liabilities and obligations arisen prior to the date of the Recent Balance Sheet, except, in each case, to the extent paid or discharged in the ordinary course of business after the date of such Recent Balance Sheet and excluding in all cases accrued property taxes, accrued vacation and holiday pay, accrued executive deferred compensation, accrued bonuses, income taxes and intercompany accounts payable;
(ii)    liabilities and obligations arising under or relating to the Purchased Contracts occurring or arising as a result of the conduct and operation of the Business after the Closing Date;
(iii)    all liabilities and obligations related to product return, exchange, rebate, credit and warranty obligations to customers arising out of or relating to services provided or products sold or manufactured by the Business on or prior to the Closing Date, up to a maximum amount of $300,000 in the aggregate; and
(iv)    all liabilities and obligations allocated to the Buyer pursuant to the terms of the Environmental Matters Agreement with respect to the subject matters covered thereby.
(b)    The “Excluded Liabilities” shall include every liability and obligation of the Seller Parties other than the Assumed Liabilities, which Excluded Liabilities include, but are not limited to:
(i)    any liabilities or obligations of the Seller Parties to the extent pertaining to any Excluded Asset;
(ii)    any liabilities and obligations arising out of or relating to the current and former employees, applicants or independent contractors of the Business to the extent incurred or attributable to circumstances on or prior to the Closing Date, including (A) payment of compensation, wages, commissions, deferred compensation, incentives, bonuses and vacation earned or unpaid due to employees or independent contractors through the Closing Date and costs or liabilities related to any Seller Plan, (B) any Action arising out of, any employment, severance or independent contractor agreement, (C) claims based on common law tort, constitutional protections, discrimination, harassment or retaliation, (D) claims for benefits, expense reimbursement, wrongful discharge (including constructive discharge) or failure to hire, and (E) any claims that any current or former employee or applicant of the Business may have under or in connection with any and all local, state, or federal ordinances, statutes, or common law, in each case, except to the extent that any such liabilities and obligations have been expressly assumed by the Buyer pursuant to Section 2.3(a)(i);
(iii)    any liabilities and obligations related to product return, exchange, rebate, credit and warranty obligations to customers arising out of or relating to services provided or products sold or manufactured by the Business on or prior to the Closing Date, in excess of $300,000 in the aggregate;

(iv)    any liabilities and obligations arising out of product liability claims for services provided or products sold or manufactured by the Business on or prior to the Closing Date;
(v)    liabilities and obligations arising under or relating to the Purchased Contracts occurring or arising as a result of the conduct and operation of the Business on or prior to the Closing Date;
(vi)    any liabilities or obligations of the Seller with respect to Taxes or Income Taxes arising in connection with the Business or the Purchased Assets for any taxable period or ratable portion thereof ending on or prior to the Closing Date; and
(vii)    any liabilities and obligations allocated to the Seller Parties pursuant to the terms of the Environmental Matters Agreement with respect to the subject matters covered thereby.
The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by the Seller Parties. Accordingly, the Buyer shall not assume or become responsible for, and shall not be deemed to have assumed or to have become responsible for, the Excluded Liabilities.

ARTICLE III
PURCHASE PRICE AND CLOSING

Section 3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place as promptly as practicable, but in no event more than three Business Days, following the satisfaction and/or waiver of all conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) at 9:00 a.m. (Chicago time) at the offices of Jenner & Block LLP, 353 North Clark Street, Chicago, Illinois 60654, or at such other place or on such other date as the Parties mutually agree in writing. The date on which the Closing actually occurs shall be referred to as the “Closing Date,” and except as otherwise expressly provided herein, the Closing shall for all purposes be deemed effective as of 12:01 a.m. (Chicago time) on the Closing Date.
Section 3.2    Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall pay to the Seller an aggregate amount equal to $12,500,000 (the “Closing Payment”) in cash by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller. The sum of the Closing Payment plus the aggregate amount of the Assumed Liabilities, as such sum may be adjusted in accordance with Sections 3.3 and 9.7, is referred to herein as the “Purchase Price”.
Section 3.3    Purchase Price Adjustment.
(a)    Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller a preliminary statement (the “Preliminary Statement”) of the Net Working Capital in the form of the Sample Statement of Net Working Capital attached hereto as Exhibit A (the

“Sample Statement of Net Working Capital”), determined as of the effective time of the Closing and in accordance with the principles applied in the Sample Statement of Net Working Capital and GAAP (the “Closing Date Net Working Capital”); provided that in the event of any conflict between the principles applied in the Sample Statement of Net Working Capital and GAAP, the principles applied in the Sample Statement of Net Working Capital shall apply.
(b)    The Seller shall have forty-five (45) days to review the Preliminary Statement from the date of its receipt thereof (the “Review Period”). The Buyer shall provide the Seller and its representatives with full access at all reasonable times and on reasonable advance notice to such personnel and books, records and other materials of the Business to the extent they are reasonably necessary for the review of, or relate to the matters covered by, the Preliminary Statement. If the Seller objects to any aspect of the Preliminary Statement, then the Seller must deliver a written notice of objection (the “Objection Notice”) to the Buyer on or prior to the expiration of the Review Period. The Objection Notice shall specify in reasonable detail any adjustment to the Preliminary Statement proposed by the Seller and the basis therefor, including the specific items proposed to be adjusted and the specific Dollar amount of each such proposed adjustment and an explanation of how such proposed adjustment was calculated. If the Seller delivers an Objection Notice to the Buyer prior to the expiration of the Review Period in accordance with this Section 3.3(b), the Buyer and the Seller shall, for a period of fifteen (15) days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters properly contained therein, and any written resolution, signed by each of the Buyer and the Seller, as to any such matter shall be final, binding, conclusive and non-appealable for all purposes hereunder. Except to the extent properly challenged in an Objection Notice as provided in this Section 3.3(b), or in the event the Seller does not deliver an Objection Notice to the Buyer in accordance with this Section 3.3(b) prior to the expiration of the Review Period, the Seller shall be deemed to have agreed to the Preliminary Statement in its entirety, which Preliminary Statement or undisputed portions thereof (as the case may be) shall be final, binding, conclusive and non-appealable for all purposes hereunder.
(c)    If, at the conclusion of the Resolution Period, the Buyer and the Seller have not reached an agreement with respect to all disputed matters properly contained in the Objection Notice, then within ten (10) days thereafter, the Buyer and the Seller shall submit for resolution such matters remaining in dispute to the Cleveland, Ohio offices of McGladrey LLP, or if such firm is unavailable or unwilling to so serve, to a mutually acceptable nationally recognized independent accounting firm (the “Neutral Auditor”). Each of the Seller and the Buyer agrees to execute, if requested by the Neutral Auditor, an engagement letter reasonably satisfactory to such Party. The Neutral Auditor shall act as an arbitrator to resolve (based solely on the written submissions of the Buyer and the Seller and not by independent review) only those matters properly included in the Objection Notice and still in dispute at the end of the Resolution Period. The Buyer and the Seller shall direct the Neutral Auditor to prepare a written statement to be delivered to each of the Buyer and the Seller setting forth the resolution of such disputed matters in accordance with the principles applied in the Sample Statement of Net Working Capital and GAAP and calculating the revised amount of the Closing Date Net Working Capital. The Buyer and the Seller shall direct the Neutral Auditor to render a resolution of all such disputed matters, in accordance with the foregoing, within thirty (30) days after its engagement or such other period agreed upon by the Buyer and the Seller. The resolution of the Neutral Auditor set forth in such written statement delivered to each of the Buyer and the Seller shall be final, binding, conclusive and non-appealable for all purposes hereunder. The Preliminary Statement, once modified and/or agreed to in accordance with Section 3.3(b) or this Section 3.3(c), shall become the “Final Statement”.
(d)    All fees and expenses of the Neutral Auditor shall be borne equally by the Seller and the Buyer, and each of them shall promptly advance to the Neutral Auditor, upon its request, such Party’s share of such fees and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense.
(e)    If the Closing Date Net Working Capital as stated on the Final Statement exceeds $9,164,096 (the “Target Closing Date Net Working Capital”), then the Buyer shall pay to the Seller an amount equal to the excess of such Closing Date Net Working Capital over the Target Closing Date Net Working Capital, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller, within five (5) Business Days after the date on which the Preliminary Statement becomes the Final Statement. If the Closing Date Net Working Capital as stated on the Final Statement is less than the Target Closing Date Net Working Capital, then the Seller shall pay to the Buyer an amount equal to the excess of the Target Closing Date Net Working Capital over such Closing Date Net Working Capital, by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer, within five (5) Business Days after the date on which the Preliminary Statement becomes the Final Statement. Any payment pursuant to this Section 3.3 will be treated by the Parties as an adjustment to the Purchase Price.
Section 3.4    Allocation of Purchase Price. The Parties shall work together in good faith to prepare and agree upon a final allocation of the Purchase Price and other consideration paid in exchange for the Purchased Assets (the “Allocation”) within 90 days after the Closing Date, which Allocation shall be adjusted in accordance with changes to the Purchase Price pursuant to Sections 3.3 and 9.7. If, despite their good faith efforts to prepare and agree on an Allocation, the Seller and the Buyer are unable to agree on such allocation within 90 days after the Closing Date, the Buyer and the Seller agree that they will each use their own allocation determinations and neither shall be bound by the other Party’s allocation. If the Buyer and the Seller agree on the Allocation, they will use such Allocation to prepare and file in a timely manner all appropriate Tax filings including, if applicable, the preparation and filing of Internal Revenue Service Form 8594 (including any amendments thereto) under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law), with their respective Tax Returns for the taxable year that includes the Closing Date and to take no position in any Tax Return, Tax or Income Tax proceeding, or Tax or Income Tax audit that is inconsistent with such Allocation, unless otherwise required under applicable Law. Each of the Buyer and the Seller agrees to promptly provide the other Party with any additional information and reasonable assistance required to complete Internal Revenue Service Form 8594 or compute Taxes and Income Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. The Buyer and the Seller will promptly inform one another in writing of any challenge by any taxing authority to any allocation made pursuant to this Section 3.4 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in, and in all cases subject to, the Disclosure Schedules (as provided in Section 11.3), the Seller Parties, jointly and severally, represent and warrant to the Buyer, as of the date of this Agreement and as of the Closing, as follows:
Section 4.1    Organization. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Alabama, and the Property Owner is duly organized, validly existing and in good standing under the Laws of the State of Illinois. Schedule 4.1 sets forth each jurisdiction in which the Seller is qualified or licensed to do business as a foreign entity. The Seller is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership or lease of the Purchased Assets or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or be so licensed would not have a Material Adverse Effect. The Seller has all requisite corporate power and authority to carry on the Business as currently conducted and to own, lease or use, as the case may be, the Purchased Assets.
Section 4.2    Authorization of Transaction. Each of the Seller Parties has all requisite corporate power and authority to execute and deliver this Agreement, and each of the Seller Parties has all requisite corporate power and authority to execute, deliver and perform the Ancillary Documents to which it is a party. This Agreement constitutes, and each Ancillary Document when executed and delivered by the Seller and/or the Property Owner, as applicable, shall constitute, a valid and legally binding obligation of the Seller and/or the Property Owner (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.
Section 4.3    Noncontravention; Consents.
Except with respect to (i) appropriate governmental reviews (including a joint filing of a voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”)) pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”), and the expiration of any applicable waiting or review periods or the receipt of any required approvals in connection therewith; (ii) the novation of Government Contracts; and (iii) the notice required to be delivered by the Seller under Section 122.4(b) of the International Traffic in Arms Regulations (the “ITAR”):
(a)    The execution and delivery by the Seller of this Agreement, and by the Seller of the Ancillary Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not: (i) violate any Law to which the Seller, the Business or the Purchased Assets are subject; (ii) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of the Seller; (iii) create a material breach, default, termination or cancellation or result in the acceleration of any obligation of the Seller under any Material Contract; or (iv) result in the creation or imposition of any Lien, other than any Permitted Liens, upon the Purchased Assets.
(b)    No notices, permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities are required for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Documents to which it is a party, other than such of the foregoing that, if not given or obtained, would not have a material adverse effect upon the ability of the Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents.
Section 4.4    Financial Statements. Set forth on Schedule 4.4 are copies of (a) the unaudited balance sheet for the Business as of the end of the fiscal year of each of 2010, 2011 and 2012, and the unaudited statement of operations for each of the fiscal years ended 2010, 2011, and 2012, and (b) an unaudited balance sheet of the Business as of May 31, 2013 (the “Recent Balance Sheet”), and the related unaudited statement of operations for the 5 month period then ended (collectively, the foregoing, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and the results of operations of the Business as of the dates and for the periods indicated therein. The Financial Statements have been derived from the consolidated financial statements and accounting records of the Seller Parent, which consolidated financial statements were prepared in accordance with GAAP. The Financial Statements include allocations of certain expenses for services and other costs of the Seller Parent attributable to the Business that are considered to be reasonable. The unaudited Financial Statements are subject to normal year-end adjustments (including Tax adjustments) and do not include footnotes and other presentation items.
Section 4.5    Absence of Certain Changes. Since the date of the Recent Balance Sheet, (a) there has not been any change in the financial position, operations or results of operations of the Business, other than any such changes that occurred in the ordinary course of business or that would not have a Material Adverse Effect, and (b) the Seller has conducted the operations of the Business in the ordinary course of business, except with respect to matters that would not have a Material Adverse Effect.
Section 4.6    Title and Sufficiency of Assets. The Seller has good title to, a valid leasehold interest in, or other legal rights to possess or use all of the tangible personal property contained in the Purchased Assets, free and clear of all Liens, except for Permitted Liens. After giving effect to the Transition Services Agreement and the Real Property Lease, the Purchased Assets include all of the material assets necessary to conduct the Business in substantially the same manner as presently conducted by the Seller as of the date hereof and consistent with past practices. The tangible Purchased Assets are in good working condition and repair (subject to normal wear and tear consistent with the age of the assets).
Section 4.7    Contracts.
(a)    Schedule 4.7 lists all Contracts related to the Business to which the Seller is a party, in each case as of the date of this Agreement: (i) the performance of which is expected to involve payment or receipt by the Business of aggregate consideration in excess of $150,000 in the twelve (12) month period immediately following the date hereof, (ii) pursuant to which the

Business is committed to make a capital expenditure or to purchase a capital asset in excess of $150,000 that is not contemplated by the capital expenditure budget for the Business, (iii) that are material to the Business and to which the Seller or any of its Affiliates is a party; (iv) pursuant to which the Business is obligated to indemnify any other Person, (v) that contain a “most favored nation” or other similar provision, (vi) that establish a partnership or joint venture or similar agreement; (vii) that contain a non-compete provision or similar covenant restricting the Business from competing with another Person, or (viii) that contain a warranty with respect to products sold or services provided in connection with the Business or a guaranty or other similar undertaking with respect to contractual performance by any third party extended by the Seller, in each case, other than in the ordinary course of the Business (collectively, the “Material Contracts”). The Seller has made available to the Buyer a correct and complete copy of each Material Contract.
(b)    Each Material Contract is a valid, binding and enforceable obligation of the Seller and, to the Seller’s Knowledge, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and to the Seller’s Knowledge, each Material Contract is in full force and effect.
(c)    Neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under any term of any Material Contract or has repudiated any term of any Material Contract.
(d)    The Seller has not received or served any written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract.
Section 4.8    Real Property. Schedule 4.8 sets forth a complete list and description (including address) of the Owned Real Property as of the date hereof. The Property Owner owns fee simple title to the Owned Real Property, free and clear of any Lien, other than Permitted Liens. To the Seller’s Knowledge, the Owned Real Property does not violate, in any material respect, any applicable zoning, building or subdivision law, ordinance or regulation. Other than the Buyer pursuant to the terms of the Real Property Lease, no third party has any option or right of first refusal to acquire the Owned Real Property, and there are no undisclosed, unrecorded written agreements or understandings to which either the Seller, the Property Owner or any of their Affiliates is a party affecting all or any portion of the Owned Real Property that will be binding upon the Buyer or the Owned Real Property after the Closing. There are no Persons (other than the Seller, the Property Owner or their Affiliates, or the Buyer pursuant to the terms of the Real Property Lease) in possession or entitled, to the Seller’s Knowledge, to possession of the Owned Real Property. To the Seller’s Knowledge, no parcel of Owned Real Property is subject to any pending or threatened condemnation Action or other legal suit or action initiated by a non-party to this Agreement.
Section 4.9    Intellectual Property.

(a)    Schedule 4.9 identifies each item of registered Intellectual Property and application to register the same that is owned by the Seller and used in connection with the Business. With respect to each such item that is listed on Schedule 4.9, the Seller possesses or otherwise owns all right, title, and interest in and to such item, free and clear of any Liens, other than Permitted Liens.
(b)    To the Seller’s Knowledge, (i) the operation of the Business as it is presently conducted by the Seller does not infringe or misappropriate any Intellectual Property of third parties, and (ii) the Seller has not received, within the past thirty-six (36) months, any written or oral charge, complaint, claim, demand or notice alleging any infringement or misappropriation of Intellectual Property contained in the Purchased Assets.
(c)    To the Seller’s Knowledge, (i) no third party is currently infringing or misappropriating any of the Intellectual Property items listed or required to be listed on Schedule 4.9, (ii) none of the Intellectual Property items listed or required to be listed on Schedule 4.9 is invalid or unenforceable and (iii) no third-party has challenged in writing the validity or enforceability of any of the Intellectual Property items listed or required to be listed on Schedule 4.9.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 4.9 contains the sole and exclusive representations and warranties of the Seller with respect to Intellectual Property, including any arising under any Laws regarding infringement, misappropriation or other unauthorized use of Intellectual Property.
Section 4.10    Tax Matters.
(a)    The Seller and its Affiliates have filed all material Tax Returns that they were required to file with respect to the Purchased Assets. All Taxes or Income Taxes shown on such Tax Returns as owing and that are Excluded Liabilities have been or will be paid in a timely fashion. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.
(b)    There are no Liens for Taxes or Income Taxes upon the Purchased Assets, other than Permitted Liens.
(c)    The transactions contemplated by this Agreement are not subject to withholding pursuant to the provisions of section 3406 or subchapter A of chapter 3 of the Code, or to the Income Tax withholding provisions of any other applicable Law. All Taxes and Income Taxes that the Seller is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.
(d)    The Seller has not waived any statute of limitations with respect to Taxes or Income Taxes, or agreed to any extension of time with respect to an assessment or deficiency of Taxes or Income Taxes, in each case with respect to the Purchased Assets.
Section 4.11    Legal Compliance.
Since January 1, 2011, (a) the conduct of the Business and the operation of the Purchased Assets by the Seller have complied in all respects with all applicable Laws and (b) no Action has been filed or commenced or, to the Seller’s Knowledge, threatened, against the Seller alleging any failure to so comply.
Section 4.12    Litigation. Except as set forth in Schedule 4.12, there are no material Actions pending or, to the Seller’s Knowledge, threatened, (a) against or by the Seller or the Property Owner relating to the Business, the Purchased Assets or the Owned Real Property, or (b) that question the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Documents.
Section 4.13    [Intentionally Omitted]
Section 4.14    Employees and Employee Benefits.
(a)    Schedule 4.14(a) sets forth a list of (i) the names of all individuals who are employees of the Business as of the date hereof; (ii) the commencement date of employment of each such individual; (iii) the title, position or job classification of each such individual; (iv) the current annual salary of each such individual paid on a salaried basis and the effective date thereof; (v) the hourly wage of each such individual paid on an hourly basis; and (vi) the exempt or nonexempt status (where applicable) of each such individual.
(b)    With respect to the conduct of the Business: (i) there are no strikes, work stoppages or material labor disputes pending, or to the Seller’s Knowledge, threatened, that involve any employees of the Business; and (ii) to the Seller’s Knowledge, no union organization campaign is in progress with respect to employees of the Business, and no question concerning representation exists respecting such employees.
(c)    Schedule 4.14(c) sets forth and identifies a complete and correct list of all Benefit Plans maintained or sponsored by the Seller or with respect to which the Seller has or may have any liability or may be obligated to contribute for or with respect to any current or former employees of the Seller or their beneficiaries, whether or not funded (hereinafter individually referred to as a “Seller Plan” and collectively referred to as the “Seller Plans”).
(d)    To the Seller’s Knowledge, each of the Seller Plans, and all related trusts, insurance contracts and funds, have been created, maintained, funded and administered in all material respects in compliance with all applicable Laws (including ERISA, the Code, and the Patient Protection and Affordable Care Act), orders and government rules and regulations applicable thereto, and in material compliance with the plan document, trust agreement, insurance policy or other writing creating or forming a part of the same and the terms of any collective bargaining agreements applicable thereto. To the Seller’s Knowledge, all material reports and material disclosures relating to the Seller Plans required to be filed with or furnished to governmental agencies, participants, or beneficiaries on or prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law. To the Seller’s Knowledge, other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or threatened against any of the Seller Plans or against or affecting any fiduciary thereof or the assets of any trust or insurance contract thereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality. To the Seller’s Knowledge, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Seller Plans, any fiduciaries thereof or the assets of any trust, insurance contract or other funding instrument thereunder, other than qualified domestic relations or medical support orders. To the Seller’s Knowledge, there is no, and the Seller has not received any, written notice that any Seller Plan is under audit or investigation by the Internal Revenue Service (“IRS”), the United States Department of Labor, the Pension Benefit Guaranty Corporation or other governmental authority and no such completed audit, if any, has resulted in the imposition of any Tax, fine or penalty.
(e)    Schedule 4.14(e) discloses each Seller Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a “Qualified Plan”). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter in any manner that could reasonably be expected to adversely affect such plan’s qualified status. To the Seller’s Knowledge, neither the Seller nor any of its Affiliates nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that could reasonably be expected to adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.
(f)    No Seller Plan is or, at any time for which any relevant statute of limitations remains open, has been either (i) a defined benefit plan within the meaning of Section 3(35) of ERISA, or (ii) a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. Neither the Seller nor any of its Affiliates has incurred or, to the Seller’s Knowledge, is reasonably likely to incur any material liability under Title IV of ERISA.
(g)    To the Seller’s Knowledge, with respect to the Seller Plans, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) exists which could subject the Seller to any material liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. To the Seller’s Knowledge, neither the Seller nor any administrator or fiduciary of any Seller Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner which may subject the Seller to any material liability for a breach of fiduciary or other duty under ERISA or any other applicable law.
(h)    The Seller has at all times complied, and currently complies, in all material respects with the applicable continuation coverage requirements for its Employee Welfare Benefit Plans including Section 4980B of the Code and Sections 601 through 608 of ERISA (such provisions referred to as “COBRA”), and any applicable state statutes mandating health insurance continuation coverage for employees. With the exception of the requirements of COBRA, state statutes mandating continued health insurance coverage, or as set forth in Schedule 4.14(c), no post-retirement benefits are provided to employees, former employees, or their dependents under any Seller Plan that is an Employee Welfare Benefit Plan.
(i)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will (i) except as set forth in Schedule 4.14(i), result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee or participant in any Seller Plan; (ii) except as set forth in Schedule 4.14(i), result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code; or (iii) to the Seller’s Knowledge, constitute or involve a prohibited transaction as defined under ERISA or the Code, or a breach of fiduciary duty under Title I of ERISA.
(j)    For each Seller Plan, true and complete copies of the following have been delivered or made available to the Buyer (to the extent applicable): (i) the documents embodying each written Seller Plan, including, but not limited to, the plan documents, all amendments thereto and the related trust or funding agreements, and, in the case of any unwritten Seller Plans, written summaries of the material terms thereof; (ii) annual reports, including without limitation Forms 5500 and all schedules thereto for the last three years; (iii) financial statements for the last three years; (iv) actuarial valuations for the last three years; and (v) each communication to employees regarding changes or amendments to the Seller Plans not yet made to such Seller Plan. The Seller has also furnished to the Buyer a copy of the current summary plan description and each summary of material modification for each Seller Plan since the date the document was last restated, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Seller Plans. No oral or written representations or commitments inconsistent with such written materials have been made to any employee of the Seller by any employee or agent of the Seller.
Section 4.15    Brokers’ Fees. Neither the Seller, the Seller Parent nor any of their respective Affiliates has engaged or has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer would become liable.
Section 4.16    Permits. The Seller holds all material licenses, permits, certificates, approvals or other similar authorizations of Governmental Entities (“Permits”) that the Seller is required to have in order to own the Purchased Assets or to operate the Business as currently conducted. Each such Permit is set forth on Schedule 4.16. To the Seller’s Knowledge, (a) such Permits are valid and in full force and effect and (b) the Seller is not in default or breach in any material respect under such Permits.
Section 4.17    Accounts Receivable. All accounts receivable that are reflected on the Recent Balance Sheet (the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed by the Business in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are current at the aggregate recorded amount therefor, net of any reserves shown therefor on the Recent Balance Sheet. To the Seller’s Knowledge, there is no material contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Business, with regard to any account of an Account Receivable relating to the amount or validity of such Account Receivable.
Section 4.18    Insurance.
(a)    The Seller has delivered to the Buyer:

(xiv)copies of all policies of insurance to which the Seller is a party or under which the Seller is or has been covered at any time since January 1, 2011, a list of which is included in Schedule 4.18(a); and
(xv)any statement by any auditor of the Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of the Seller’s coverage or of the reserves for claims.
(b)    Schedule 4.18(b) describes any self-insurance arrangement by or affecting the Seller, including any reserves established thereunder.
(c)    Schedule 4.18(c) sets forth as of the date of this Agreement, by year, for the current policy year and each of the three (3) preceding policy years, (i) a summary of the loss experience under each policy of insurance set forth on Schedule 4.18(a), and (ii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims, in each case, to the extent applicable to the Business.
(d)    All policies of insurance to which the Seller is a party or that provide coverage to the Seller (i) are valid, outstanding and enforceable; (ii) are issued by a duly licensed and rated insurer; and (iii) to the Seller’s Knowledge, taken together, provide reasonably adequate insurance coverage for the Purchased Assets and the Business for all risks normally insured against by a Person carrying on a business or businesses similar in nature and scope to the Business.
(e)    The Seller has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.
(f)    The Seller has paid all premiums due, and has otherwise performed all of their obligations, under each policy of insurance to which it is a party or that provides coverage to the Seller.
Section 4.19    Employee Matters.
(a)    Schedule 4.19(a) accurately states the number of employees terminated by the Business since January 1, 2011, and contains a complete and accurate list, for each such employee of the Business, and contains, for each employee terminated, laid off or whose hours have been reduced by more than fifty percent (50%) by the Business, in the last six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for the termination, layoff or reduction in hours; and (iii) the location where such employee was assigned.
(b)    Since January 1, 2011, the Business has not violated the WARN Act or any similar state or local legal requirement in any material respect.
(c)    Since January 1, 2011, the Business has complied in all material respects with all legal obligations relating to employment practices, terms and conditions of employment,

equal employment opportunity, nondiscrimination, immigration, occupational safety and health, wages, hours, benefits and all other requirements of all applicable federal, state and local law obligations and practices, and the payment of all required social security, unemployment, and similar taxes. The Business is not liable for the payment of any amounts for failure to comply with any of the foregoing legal requirements. To the Seller’s Knowledge, there has been no charge of discrimination filed against, or threatened against, the Business with the Equal Employment Opportunity Commission or similar state or local units of government. To the Seller’s Knowledge, there are no pending Occupational Health and Safety Administration complaints against or investigations into possible violations by the Business.
(d)    The Seller has not been, or is not now, a party to any collective bargaining agreement or other labor contract covering employees of the Business. To the Seller’s Knowledge, there is no application or petition for election of or for certification of a collective bargaining agent pending or threatened with respect to the employees of the Business.
Section 4.20    Inventory. The net inventory of the Business reflected on the Recent Balance Sheet has been calculated in all material respects in accordance with the past accounting practices of the Business, including the inventory reserve policy of the Business set forth on Schedule 4.20, and consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice (subject to applicable reserves).
Section 4.21    Major Customers and Suppliers. Schedule 4.21 contains a complete and correct list of (a) the ten (10) largest customers of the Business (based on volume in dollars), together with the volume in dollars of sales made to such customers during the prior fiscal year, and (b) the ten (10) largest suppliers to the Business (based on volume in dollars), together with the volume in dollars of purchases made from such suppliers during the prior fiscal year.
Section 4.22    Related Party Transactions. Except as set forth on Schedule 4.22, neither the Seller Parent nor any of its Affiliates is a party to any material Contract with the Seller in connection with the products or services provided in connection with the Business.
Section 4.23    Warranty; Products Liability. The Seller has made no express written warranties in connection with products sold and services provided in connection with the Business, other than warranties set forth in the Purchased Contracts. Since January 1, 2011: (a) there have been no product recalls, market withdrawals, warning letters or seizures with respect to any products sold or services provided in connection with the Business; and (b) each product sold and service provided in connection with the Business has been distributed and sold or performed in conformity with all applicable legal requirements and contractual commitments and all express warranties of the Seller in all material respects, and the Seller has no material liability or obligation for any breach of warranty claim in connection therewith. There are no pending, nor to the Seller’s Knowledge, threatened claims with respect to any breach of any express written warranty of the Seller in connection with products sold and services provided in connection with the Business. The Seller has no material liability or obligation arising out of any injury to individuals or damage to property as a result of the ownership, possession or use of any product sold or service provided on or prior to the Closing Date in connection with the Business. Schedule 4.23 sets forth a list of the loss-runs related to warranty and product liability claims in connection with products sold and services provided in connection with the Business since January 1, 2011.
Section 4.24    LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ENVIRONMENTAL MATTERS AGREEMENT, THE SELLER AND THE PROPERTY OWNER MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR ENVIRONMENTAL MATTERS. ALL OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller Parties, as of the date of this Agreement and as of the Closing, as follows:
Section 5.1    Organization. The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by, and discharge their respective obligations under, this Agreement and the Ancillary Documents (a “Buyer Material Adverse Effect”). The Buyer has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted after the Closing.
Section 5.2    Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement, and the Buyer has all requisite corporate power and authority to execute, deliver and perform each of the Ancillary Documents to which it is a party. This Agreement constitutes, and each of the Ancillary Documents when executed and delivered by the Buyer shall constitute, a valid and legally binding obligation of the Buyer (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), as applicable, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.
Section 5.3    Noncontravention; Consents.
Except with respect to (i) appropriate governmental reviews (including a joint filing of a voluntary notice to CFIUS) pursuant to Exon-Florio and the expiration of any applicable waiting or review periods or the receipt of any required approvals in connection therewith and (ii) the notice required to be delivered by the Buyer under Section 122.4(b) of the ITAR:
(a)    The execution and delivery by the Buyer of this Agreement, the execution and delivery by the Buyer of the Ancillary Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) violate any Law to which the Buyer or any of its assets is subject; (ii) conflict with or result in a breach of any provision of the organizational documents of the Buyer; or (iii) create a breach, default, termination, cancellation or acceleration of any obligation under any Contract to which the Buyer is a party or by which the Buyer or any of its assets or properties are bound or subject, except for any of the foregoing in the case of clauses (i) and (iii) that would not have a Buyer Material Adverse Effect.
(b)    No notices, permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities are required for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Documents to which the Buyer is a party, other than such of the foregoing that, if not given or obtained, would not have a Buyer Material Adverse Effect.
Section 5.4    Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Buyer, threatened, that question the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by the Buyer in connection with this Agreement or any of the Ancillary Documents, other than such of the foregoing that would not have a Buyer Material Adverse Effect.
Section 5.5    Availability of Funds. The Buyer has access to immediately available funds in a quantity sufficient to pay the Purchase Price and to perform all of their respective obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the other Ancillary Documents to which the Buyer is a party.
Section 5.6    Brokers’ Fees. Neither the Buyer, nor any of its Affiliates has engaged or has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller Parties or any of their Affiliates would become liable.

ARTICLE VI
PRE-CLOSING COVENANTS

The Parties agree to the following with respect to the period prior to the Closing:
Section 6.1    General. Each of the Parties shall use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Ancillary Documents. None of the Parties shall, without the prior written consent of the other Parties, take or fail to take, or permit their respective Affiliates to take, or fail to take, any action that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Documents; provided that nothing in this Section 6.1 shall require any Party to cure any breach or inaccuracy with respect to any representation or warranty contained in this Agreement or any Ancillary Document.
Section 6.2    Notices and Consents.
(a)    Prior to the Closing Date, the Seller will use its commercially reasonable efforts to give all notices required to be given and to obtain those consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement under the Material Contracts that are set forth on Schedule 4.7; provided, however, that the novation of U.S. Prime Contracts shall be governed by and conducted exclusively in accordance with Section 7.3. Notwithstanding the foregoing or Section 6.1, (a) the Seller shall not be required to pay or otherwise provide any consideration to, or incur any liability to, any other Person from whom any such consents, approvals or authorizations are requested, and (b) the Buyer acknowledges and agrees that, except for the Required Consents, the successful procurement of any consent, approval or authorization of any third party is not a condition to the Buyer’s obligation to effect the Closing.
(b)    The Seller and the Buyer shall as soon as practicable, but in no event later than three (3) Business Days following the date hereof (or by such other time mutually acceptable to the Buyer and the Seller), submit to CFIUS a complete draft of a joint voluntary notice pursuant to Exon-Florio with respect to this Agreement and the transactions contemplated hereby, and submit to CFIUS a final joint voluntary notice pursuant to Exon-Florio within five (5) Business Days after submission of the draft notification (or such earlier time if CFIUS notifies the parties that it does not have any comments on the draft notification) (such notifications and other filings submitted to CFIUS, including as subsequently updated or modified, collectively, the “CFIUS Filing”). The Seller and the Buyer shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process within three (3) Business Days of receipt of such request, or if the Seller and the Buyer mutually agree to seek an extension in relation thereto, such longer period as CFIUS may allow.
(c)    Prior to the Closing, the Seller and the Buyer shall use commercially reasonable efforts to obtain all requisite clearances and approvals from CFIUS and any such other Governmental Entity as promptly as practicable. Prior to the Closing, the Seller and the Buyer shall inform each other promptly of any communication made by or on behalf of such Party (including permitting the other Party to review such communication in advance, but excluding any communication involving the personal identifier information, as defined in the CFIUS regulations of Buyer and its Affiliates), or received with respect to, the CFIUS Filing and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any such filing, submission or other act that is necessary or advisable with respect to the CFIUS Filing. Prior to the Closing, the Seller and the Buyer shall keep each other timely appraised of the status of any communications with CFIUS, and any inquiries or requests for additional information with respect to the CFIUS Filing, and shall comply promptly with any such inquiry or request. Prior to the Closing, neither Party shall agree to participate in any meeting or discussion with CFIUS or any other applicable Governmental

Entity in connection with the CFIUS Filing concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by CFIUS or any such other Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting or discussion.
(d)    The Buyer shall use commercially reasonable efforts to avoid or eliminate all impediments under Exon-Florio that may be asserted by CFIUS or any other Governmental Entity, so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement.
(e)    Each Party shall bear its own fees, costs and expenses (including attorneys’ fees) incurred in connection with the filing of any notifications and related materials that are required in connection with the CFIUS Filing.
(f)    Prior to the Closing, the Buyer and the Seller shall cooperate with one another in determining whether any other action, consent or approval by or in respect of, or filing with, any Governmental Entity, is required or reasonably appropriate in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions, seeking such consents or approvals, or making any such filings, the Buyer and the Seller shall furnish information required in connection therewith and timely seek to obtain any such actions, consents or approvals and to make any such filings. Notwithstanding the foregoing or Section 6.1, the Seller shall not be required to pay any consideration (except filing and application fees) to any such Governmental Entity from which any such action, consent or approval is requested.
Section 6.3    Carry on in Regular Course. Except (a) as set forth on Schedule 6.3, (b) as otherwise required or contemplated by this Agreement, (c) for actions approved by the Buyer (which approval shall not be unreasonably withheld or delayed), or (d) as required to comply with applicable Law, from the date hereof through the Closing Date, the Seller shall operate the Business in the usual and ordinary course, substantially in the same manner as heretofore conducted and use commercially reasonable efforts to preserve and maintain the goodwill associated with the Business and relationships with employees, customers, suppliers, distributors and others with whom the Business has a business relationship; provided that nothing in this Section 6.3 will prohibit the Seller from asserting and exercising its rights under any Contracts or Laws in connection with any Action or otherwise. Notwithstanding the preceding, the Seller shall not do the following, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):
(xvi)take any action which would reasonably be expected to cause a Material Adverse Effect;
(xvii)acquire any material properties or assets or sell, license, convey, lease or otherwise dispose of any of the material properties or assets of the Seller (except in the ordinary course of business, pursuant to an existing Contract of the Seller or for the purpose of disposing of obsolete assets in the ordinary course), or allow the Property Owner to dispose of the Owned Real Property;

(xviii)replace, hire, terminate or transfer from the Business any management-level employee (other than for cause);
(xix)make any material change in the Business or operations of the Seller or enter into any new lines of business;
(xx)sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of any Intellectual Property owned by the Seller;
(xxi)enter into, modify or terminate any Material Contracts other than in the ordinary course of business, in which case the Seller shall provide written notice to the Buyer of the same; or
(xxii)agree to carry out or resolve to do any of the foregoing.
Section 6.4    Access to Business. Except as may be prohibited by Law, by the terms of any contract or under any confidentiality agreement (and subject to the terms of any contract or confidentiality agreement governing such access), or as may be required to preserve the confidentiality of privileged or otherwise protected information, the Seller shall, upon reasonable notice, permit representatives of the Buyer to have reasonable access during normal business hours and under reasonable circumstances to personnel, premises, properties, assets, books and records, contracts and documents pertaining to the Business, the Purchased Assets or the Assumed Liabilities; provided that (a) access to such personnel, premises, properties, assets, books and records, contracts and documents is reasonably required by the Buyer to timely consummate the transactions contemplated by this Agreement or to otherwise prepare for the transition of the Business, (b) the Buyer and its representatives shall not unreasonably interfere with the business and operations of the Business, (c) the Buyer shall furnish the Seller with a certificate of insurance insuring the Seller and the Property Owner against loss by reasons of any liabilities, obligations, damages or penalties imposed upon, incurred by or asserted against the Seller or the Property Owner in connection with or arising out of any access granted to the Buyer or its representatives pursuant to this Section 6.4 and (d) the Buyer may not conduct or cause to be conducted any intrusive or invasive environmental testing, unless and until prior written authorization for such testing is obtained from the Seller, which shall not be unreasonably be withheld. Nothing herein shall require the Seller to disclose any information to the Buyer if such disclosure would, in the Seller’s sole and absolute discretion, cause significant competitive harm to the Seller or any of its Affiliates if the transactions contemplated by this Agreement are not consummated.
Section 6.5    Confidentiality. The Buyer acknowledges that the information being provided or made available to it by the Seller and its Affiliates (or their respective agents or representatives) is subject to the Confidentiality Agreement, dated as of May 13, 2011, entered into by Doncasters Group Limited for the benefit of the Seller Parent (as amended, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate with respect to information relating to the Business; provided that the Buyer acknowledges that any and all other information provided or made available to it by the Seller or its Affiliates (or their respective agents or representatives) concerning the Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.
Section 6.6    Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development affecting the Business. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents. During the period between the date of this Agreement and the Closing, the Seller shall be entitled to update the Disclosure Schedules to the extent information contained therein becomes untrue or incomplete or inaccurate after the date hereof due to events occurring after the date hereof; provided that if any such update to the Disclosure Schedules sets forth a matter which, absent such update, would give rise to a breach of any representation or warranty which would prevent the satisfaction of the condition to the obligations of the Buyer set forth in Section 8.1(b), the Buyer shall have the right to terminate this Agreement by delivering to the Seller written notice of such termination within five (5) Business Days following delivery by the Seller of such update to the Disclosure Schedules, with such right to terminate being the Buyer’s sole remedy with respect to any update to the Disclosure Schedules. If the Buyer does not properly exercise such termination right within five (5) Business Days following delivery by the Seller of such update to the Disclosure Schedules, the Buyer shall be deemed to have waived such right to terminate this Agreement and any such update shall be deemed to have been accepted by the Buyer, to have amended the Disclosure Schedules, to have qualified the relevant representations and warranties contained in Article IV and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such subsequent event or circumstance.

ARTICLE VII
POST-CLOSING COVENANTS

The Parties agree to the following with respect to the period following the Closing:
Section 7.1    General. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party (unless otherwise specified herein).
Section 7.2    Post-Closing Consents; Nonassignable Contracts.
(a)    The Seller and the Buyer each shall use commercially reasonable efforts after the Closing Date to obtain any consents, approvals or authorizations of any third parties that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement; provided that neither the Seller nor the Buyer shall be required to make any expenditure or incur any liability in connection with such efforts; provided further that the novation of those Government Contracts to which an agency of the U.S. Government is a party (each a “U.S. Prime Contract”) shall be governed by and conducted exclusively in accordance with Section 7.3.

(b)    To the extent that any Purchased Contract (other than a Purchased Contract which is identified as a Required Consent pursuant to Section 8.1(m)) is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Purchased Contract or any Law (each a “Specified Consent”), nothing in this Agreement shall constitute an assignment or transfer or an attempted assignment or transfer thereof.
(c)    In the event that any such Specified Consent is not obtained on or prior to the Closing Date, for a reasonable period of time not to exceed sixty (60) days after the Closing Date, the Seller shall use commercially reasonable efforts to, or cause one of its Affiliates to use commercially reasonable efforts to: (i) provide to the Buyer the benefits of the applicable Purchased Contract, at the Buyer’s expense; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer; and (iii) enforce at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Purchased Contract; provided that the Seller shall not be required to make any expenditure or incur any liability in connection with any such activities described in clauses (i) through (iii) above, unless reimbursed by the Buyer for the full amount of any such expenditure or liability.
(d)    If the Buyer is provided benefits under any Purchased Contract pursuant to Section 7.2(c), the Buyer shall perform and discharge when due the obligations, and assume the liabilities, of the Seller under such Purchased Contract pursuant to Section 2.3(a)(ii), for the benefit of the Seller and the other party or parties thereto.
(e)    Once a Specified Consent is obtained, the applicable Purchased Contract shall be deemed to have been automatically assigned and/or transferred to the Buyer on the terms set forth in this Agreement with respect to the other Purchased Contracts transferred and assumed at the Closing.
(f)    The Buyer agrees that, so long as the Seller has complied with its obligations under Section 7.2(a), the Seller shall have no liability whatsoever to the Buyer arising out of or relating to the failure to obtain any consents, approvals or authorizations that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the breach, violation, acceleration or termination of any Contract as a result thereof. Notwithstanding anything to the contrary contained herein, the Buyer further agrees that, so long as the Seller has complied with its obligations under Section 7.2(a), no representation, warranty, covenant or agreement of the Seller or the Property Owner contained herein or in any Ancillary Document shall be breached or deemed breached, and no condition of the Buyer shall be deemed not to be satisfied, as a result, directly or indirectly, of the failure to obtain any consent, approval or authorization.
Section 7.3    Novation of Government Contracts.
Notwithstanding Section 7.2 above, and solely with respect to all U.S. Prime Contracts:

(a)    Schedule 7.3 lists all U.S. Prime Contracts related to the Business to which the Seller is a party. Following the Closing, the Seller will, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, promptly submit in writing to the responsible contracting officer a request of the U.S. Government or any subunit thereof, as the case may be, to (i) recognize the Buyer as the successor in interest to all of the U.S. Prime Contracts included in the Purchased Contracts and (ii) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations. The Buyer and the Seller will each use commercially reasonable efforts to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to such U.S. Prime Contracts, including responding to requests for information by the U.S. Government with regard to such Novation Agreement. The Seller and the Buyer will each use commercially reasonable efforts to provide all reasonable information and take all other actions reasonably necessary to execute and consummate such Novation Agreement.
(b)    In the event that the U.S. Government declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulation, Part 42, Subpart 42.12 recognizing the transfer of any such U.S. Prime Contract to the Buyer, or until such time as the U.S. Government recognizes such transfer by entering into a Novation Agreement, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment thereof.
(c)    Until such time as the U.S. Government recognizes the transfer of the rights and obligations under a U.S. Prime Contract to the Buyer, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 recognizing the transfer, the Seller and Buyer hereby agree to enter into a subcontract in substantially the form attached hereto as Exhibit B (the “U.S. Subcontract”) on the Closing Date with respect to all U.S. Prime Contracts to perform for and in the place of the Seller any and all operations and provide any and all goods, equipment, services and other performance obligations under such U.S. Prime Contracts as of the Closing Date, pursuant to each of their respective terms and conditions, including any and all amendments, options, modifications or purchase orders issued thereunder and such other terms and conditions as may have been duly incorporated in the U.S. Prime Contracts; provided that the Seller does not subcontract to the Buyer any U.S. Prime Contract for which novation is not required. The Buyer agrees to (i) perform and discharge the U.S. Subcontract in a timely manner and in accordance with Law and with all of the terms of all such U.S. Prime Contracts incorporated therein and (ii) indemnify and hold harmless the Seller and its Affiliates from and against any Losses that are imposed on or incurred by the Seller and/or its Affiliates to the extent arising out of any such subcontracting arrangements contemplated by this Section 7.3(c). In the event that the U.S. Government declines to provide any required consent to the U.S. Subcontract, or that the U.S. Subcontract would otherwise constitute a violation or breach of the applicable U.S. Prime Contract or any Law, the Seller will use commercially reasonable efforts to (i) provide to the Buyer, at the Buyer’s expense, the benefits of the applicable U.S. Prime Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer, and (iii) enforce at the request and expense of the Buyer for its account, any rights of the Seller arising from any such U.S. Prime Contract.

Section 7.4    Apportioned Obligations. Apportioned Obligations, and any refund, rebate or similar payment received by the Seller or the Buyer for any Taxes that are Apportioned Obligations, will be apportioned between the Seller and the Buyer as follows:
(a)    For Apportioned Obligations based upon or related to income or receipts, the Seller agrees to indemnify the Buyer for the amount of such Apportioned Obligations that would be payable if the relevant year or period ended on the Closing Date.
(b)    For Apportioned Obligations measured by the amount or level of any item (including such Taxes as are measured by the amount of capital or the value of intangibles), the Seller agrees to indemnify the Buyer for the amount of such Apportioned Obligations that are determined by multiplying (i) the amount or level of such items immediately prior to the Closing, by (ii) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(c)    For all Apportioned Obligations not described in Sections 7.4(a) and (b), the Seller agrees to indemnify the Buyer for the amount of such Apportioned Obligations that are determined by multiplying (i) the amount of such Apportioned Obligations for the entire Straddle Period, by (ii) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(d)    The Seller will pay Apportioned Obligations that are due and payable on or prior to the Closing Date, and invoice the Buyer for any part of that amount apportioned to the Buyer. The Buyer will pay Apportioned Obligations that are due and payable after the Closing Date and invoice the Seller for any part of that amount apportioned to the Seller. Notwithstanding any other provision contained in this Agreement, any obligation arising out of this Section 7.4 will not be considered a Loss, subject to any limits of minimum or maximum amounts, measurement of aggregate amount of Losses or any limit of time.
(e)    The Seller and the Buyer shall share the costs of any inquiry, examination or proceeding by a Governmental Entity with respect to any Apportioned Obligations in proportion to the fraction determined in this Section 7.4 with respect to the nature of the obligation in dispute.
Section 7.5    Agreements Regarding Employee Matters.
(a)    In connection with the Closing, the Buyer shall offer employment to each employee who, as of immediately prior to the Closing, (i) is actively employed by the Seller, including, for the avoidance of doubt, “actively employed” shall include each employee of the Seller who is not actively at work due to approved leave and (ii) meets the Buyer’s employment guidelines, on the terms and conditions (including base pay and benefits) provided to similarly-situated employees of Buyer (classified as either salaried or non-union hourly (as applicable)). Employees who accept Buyer’s offer of employment and commence employment with the Buyer shall be referred to herein as “Transferred Employees.” Nothing in this Agreement shall be deemed to prevent the right of the Buyer to terminate, reassign, promote or demote any of the

Transferred Employees after the Closing, or to change the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Transferred Employees.
(b)    The Seller shall provide the Buyer with completed I-9 forms and all attachments, with respect to all Transferred Employees.
(c)    As soon as practicable after the Closing, all of the Transferred Employees will cease participation in all Seller Plans and will be eligible to participate in the Benefit Plans maintained or provided by the Buyer or its Affiliates (collectively, “Buyer Plans”) that are available to hourly non-union employees for the hourly non-union Transferred Employees and that are available to salaried employees for the salaried Transferred Employees, as applicable. The Buyer will cause any Buyer sponsored Employee Pension Benefit Plan which Transferred Employees are eligible to participate in to amend or revise any applicable waiting periods for purposes of eligibility to time periods consistent with the need to effect an efficient and smooth transition of benefits for the Transferred Employees which will likely take between 30 and 90 days from the date of Closing. For the avoidance of doubt, the Buyer sponsored Employee Pension Benefit Plan that Transferred Employees will participate in provides for immediate vesting for all purposes under such plan. Subject to the approval by applicable insurance carriers, the Buyer will waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing.
(d)    Notwithstanding anything in this Agreement to the contrary, for purposes of health, dental and vision benefits, Transferred Employees will be offered COBRA continuation coverage by the Seller and if elected by the Transferred Employee, shall receive COBRA continuation coverage for the health, dental and/or vision benefits for which they and their eligible dependents were enrolled on the Closing Date. Each Transferred Employee who elects COBRA continuation coverage shall have payroll withholdings equal to the standard nondiscounted employee contributions applicable to the Buyer’s PPO medial plan and standard employee contributions for dental and vision benefits, as elected. Such withholdings shall continue during the applicable COBRA coverage period and shall accrue to the benefit of the Buyer. The Buyer shall be responsible for the applicable premium costs associated with such COBRA continuation coverage during the applicable COBRA continuation coverage period. For purposes of this Agreement, the COBRA continuation coverage period shall end on the earlier of (i) the date on which the Transferred Employees are eligible to participate in the Buyer’s Plans (medical, dental and/or vision, as elected) or such other date as permitted under the COBRA regulations. Each month, Seller shall provide Buyer with an invoice of the applicable premium costs associated with COBRA continuation coverage (less the standard monthly employee contribution amounts under the Buyer’s Plans (medical, dental and/or vision, as elected) that has been withheld by the Seller during the transition period only) and the Buyer shall remit full payment to Seller within ten (10) days of receipt of said invoice. Buyer’s obligation to reimburse the cost of COBRA continuation coverage for Transferred Employees shall end on the earlier of (i) ninety (90) days following the Closing Date and (ii) the date on which the Transferred Employees become eligible to participate in the Buyer Plans with respect to the benefits provided under such COBRA continuation coverage.

(e)    The Buyer shall not have any responsibility, liability or obligation, whether to the Seller’s employees, former employees, their beneficiaries or to any other person, with respect to any Seller Plans (including the establishment, operation or termination thereof), except as set forth in Section 7.5(d).
(f)    The Buyer (i) agrees to provide any required notice under the WARN Act or any similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing, provided the Seller has accurately reported employee terminations pursuant to Section 4.19(a), and (ii) shall bear and be responsible for any liability and related costs and expenses arising from or relating to any claim brought as a result of any action of the Buyer or its Affiliates that would cause any termination of employment of any employees by the Seller or its Affiliates that occurs prior to the Closing (A) to constitute a “plant closing”, “mass layoff” or group termination or similar event under the WARN Act or any similar Law or (B) to create any liability or penalty to the Seller for any employment terminations under applicable Law.
(g)    As soon as practicable after the Closing Date, and in any event within sixty (60) days after the Closing Date, Seller shall provide Buyer with a final accounting of all unused account balances in Seller’s or its Affiliates’ medical and dependent care reimbursement plans (the “Seller FSA Plans”) for all Transferred Employees. Upon receipt of said final accounting, Buyer will make a one-time payroll adjustment to all Transferred Employees with unused account balances in Seller FSA Plans in the amount of the applicable unused account balance for each Transferred Employee.
(h)    As of the Closing Date, Transferred Employees will cease participation in any Seller Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code and is maintained by or for the benefit of such Transferred Employees. As soon as practicable after the Closing Date, each Transferred Employee will be permitted to elect a distribution of his or her account balance in such Seller Plan and will be permitted to roll over his or her account balances (including any outstanding loans which are in good standing in accordance with applicable IRS regulations) in such Seller Plan (or any portion thereof) to a defined contribution plan maintained by Buyer within sixty (60) days after the Closing Date.
Section 7.6    Agreements Regarding Tax Matters.
(a)    The Seller (or an Affiliate of the Seller) shall prepare and timely file all Tax Returns in respect of the Purchased Assets for all Tax or Income Tax periods ending on or prior to the Closing Date. The Buyer shall prepare and timely file all other Tax Returns for Taxes that are required to be filed in respect of the Purchased Assets for all Tax periods ending after the Closing Date. The Seller shall file all of its Tax Returns for Income Taxes for all periods. The Buyer shall file all of its Tax Returns for Income Taxes for all periods.
(b)    The Seller and the Buyer shall provide each other with such assistance and non-privileged information relating to the Purchased Assets as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any taxing authority relating to any Tax Return, whether conducted in a judicial or administrative forum. The Seller and the Buyer shall retain and provide to the other Party all non-privileged records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding.
(c)    The Seller shall exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding by a Governmental Entity (or that portion of any inquiry, examination or proceeding by a Governmental Entity) that could result in a determination with respect to Taxes or Income Taxes due or payable by the Seller Parties, or for which the Seller Parties may be required to indemnify the Buyer. The Buyer shall notify the Seller in writing promptly upon learning of any such inquiry, examination or proceeding. The Buyer and its Affiliates shall cooperate with the Seller, as the Seller may reasonably request, in any such inquiry, examination or proceeding. Neither the Buyer nor any of its Affiliates shall extend, without the Seller’s prior written consent, the statute of limitations for any Tax or Income Tax for which the Seller Parties may be required to pay or indemnify the Buyer.
(d)    Neither Party (nor any Affiliate of such Party) shall agree to settle any Tax liability or compromise any claim with respect to Taxes or Income Taxes, which settlement or compromise may affect the liability for Taxes or Income Taxes hereunder (or right to Tax or Income Tax benefits) of the other Party, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    If the Buyer or an Affiliate of the Buyer receives a refund with respect to Taxes or Income Taxes for which the Seller or any of its Affiliates is wholly or partially responsible under Section 2.3(b)(v) or Section 7.4, the Buyer or such Affiliate shall pay to the Seller, within five (5) Business Days following the receipt of such refund, the amount of such refund attributable to the Seller. If the Seller or an Affiliate of the Seller receives a refund with respect to Taxes or Income Taxes for which the Buyer is wholly or partially responsible under Section 7.4, the Seller or such Affiliate shall pay to the Buyer, within five (5) Business Days following the receipt of such refund, the amount of such refund attributable to the Buyer.
(f)    Notwithstanding anything else contained herein, the Buyer shall (i) pay all amounts that are required to be paid in respect of any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Purchased Assets; and (ii) timely file all Tax Returns required to be filed in connection with the payment of such Taxes (and the Buyer shall be responsible for all penalties and interest related to a late filing or error in filing related to such Tax Returns).
Section 7.7    Preservation of Records. The Parties shall preserve and keep all books and records that they own immediately after the Closing relating to the Business, the Purchased Assets, the Owned Real Property or the Assumed Liabilities for a period of six (6) years following the Closing Date or for such longer period as may be required by applicable Law, unless disposed of in the ordinary course or pursuant to a document retention policy. During such retention period, duly authorized representatives of a Party shall, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such books and records held by the other Party, except as may be prohibited by Law, by the terms of any

Contract or under any confidentiality agreement; provided that to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney-client, work product or other privilege with respect thereto, the Parties shall take all commercially reasonable action to prevent a waiver of any such privilege, including entering into an appropriate joint defense agreement in connection with affording access to such information. The access provided pursuant to this Section 7.7 shall be subject to such additional confidentiality provisions as the disclosing Party may reasonably deem necessary.
Section 7.8    Seller’s Obligation to Change its Name. Promptly following the Closing, the Seller shall take any action necessary to change its name to a name that does not include or relate to and is not based on or likely to be confused with the name “Automatic Screw Machine Products.”
Section 7.9    Product Return, Exchange, Etc. From and after the Closing Date, if any customer notifies the Buyer of any product return, exchange, rebate, credit or warranty claim (a “Product Claim”), then the Buyer shall notify the Seller promptly thereof in writing and in any event within fifteen (15) days after receiving notice from a customer; provided that no delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any obligation hereunder except to the extent the Seller is prejudiced thereby. All notices of Product Claims given pursuant to this Section 7.9 shall describe with reasonable specificity the Product Claim, including (a) a description of the product or products at issue, (b) the identity of the customer bringing such Product Claim and (c) the amount of such Product Claim, and shall be accompanied by copies of any correspondence received from such customer and any other relevant supporting documentation with respect to such Product Claim. Thereafter, the Buyer shall deliver to the Seller, promptly following the Buyer’s receipt thereof, copies of all notices, correspondence and documents received, sent or produced by the Buyer relating to the Product Claim, other than those notices, correspondence and documents separately addressed to the Seller. The Buyer shall not settle or resolve any Product Claim, or any portion thereof, that is the Seller’s responsibility pursuant to Section 2.3(b)(iii) without the prior consent of the Seller, which will not be unreasonably withheld. The Buyer and the Seller will cooperate with one another and provide the other with such assistance as may reasonably be requested in connection with any Product Claim, including the provision of records and information that are reasonably relevant to any such Product Claim and making employees available at reasonable times during normal business hours to provide additional information and explanation of any such material.

ARTICLE VIII
CLOSING CONDITIONS

Section 8.1    Conditions to Obligation of the Buyer. The obligation of the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    there shall not be in effect any judgment, order, decree, stipulation, injunction or charge of a Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Documents;

(b)    the representations and warranties of the Seller Parties contained in Article IV shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;
(c)    each of the Seller Parties shall have performed or complied with in all material respects its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;
(d)    each of the Seller Parties shall have delivered to the Buyer a certificate executed as of the Closing Date by an executive officer of each of the Seller Parties to the effect that the conditions specified in Section 8.1(b) and (c) above have been satisfied or waived;
(e)    the Seller shall have delivered to the Buyer a counterpart of a transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”) duly executed by the Seller Parent;
(f)    the Seller shall have delivered to the Buyer a duly executed counterpart of a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit D (the “Bill of Sale and Assignment and Assumption Agreement”);
(g)    the Seller shall have delivered to the Buyer a duly executed counterpart of an assignment of the Intellectual Property contained in the Purchased Assets in substantially the form attached hereto as Exhibit E (the “Assignment of Intellectual Property”);
(h)    the Property Owner shall have delivered to the Buyer a duly executed counterpart of a lease agreement with respect to the Owned Real Property in substantially the form attached hereto as Exhibit F (the “Real Property Lease”);
(i)    each of the Seller Parties shall have delivered to the Buyer a duly executed counterpart of an environmental matters agreement in substantially the form attached hereto as Exhibit G (the “Environmental Matters Agreement”);
(j)    CFIUS or the President of the United States shall have issued a written notice to the Parties that CFIUS has made a determination that the transaction contemplated by this Agreement does not present any unresolved national security concerns;
(k)    at least sixty (60) days shall have passed since the date of filing by the Seller of the notice required under Section 122.4(b) of the International Traffic in Arms Regulations;
(l)    the Seller and the Property Owner shall have delivered to the Buyer, at the Seller’s sole cost and expense, an ALTA leasehold policy of title insurance (the “Title Policy”) from First American Title Insurance Company (or another title company mutually acceptable to the Buyer and the Seller) insuring the Buyer as the holder of a valid leasehold estate in the

Owned Real Property in an amount equal to $825,000 on terms and conditions consistent with the Title Commitment, together with such endorsements to the Title Policy as may be reasonably requested by the Buyer, which endorsements shall be issued at the Buyer’s expense;
(m)    the Parties shall have obtained each of the consents set forth on Schedule 8.1(m) (the “Required Consents”);
(n)    the Seller Parties shall have delivered to the Buyer (i) a duly executed consent of The PrivateBank and Trust Company, as the lender (the “Lender”) under that certain Loan and Security Agreement, dated August 8, 2012 (the “Credit Agreement”), by and among the Seller Parent and certain of its Subsidiaries and The PrivateBank and Trust Company consenting to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and releasing the Liens of the Lender on the Purchased Assets and (ii) any UCC amendments or termination statements and other terminations or releases that, in the reasonable discretion of the Buyer, are necessary or desirable to evidence and effect the release of any and all Liens of the Lender on the Purchased Assets granted under the Credit Agreement; and
(o)    the Seller shall have delivered to the Buyer a duly executed counterpart of the U.S. Subcontract.
Section 8.2    Conditions to Obligation of the Seller Parties. The obligation of the Seller Parties to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    there shall not be in effect any judgment, order, decree, stipulation, injunction or charge of a Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Documents;
(b)    the representations and warranties of the Buyer contained in Article V shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect;
(c)    the Buyer shall have performed or complied with in all material respects its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;
(d)    the Buyer shall have delivered to the Seller Parties a certificate executed as of the Closing Date by an executive officer of the Buyer to the effect that the conditions specified in Section 8.2(b) and (c) above have been satisfied or waived;
(e)    the Buyer shall have delivered to the Seller Parties the Closing Payment in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller;

(f)    the Buyer shall have delivered to the Seller Parties a duly executed counterpart of the Transition Services Agreement;
(g)    the Buyer shall have delivered to the Seller Parties a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;
(h)    the Buyer shall have delivered to the Seller Parties a duly executed counterpart of the Assignment of Intellectual Property;
(i)    the Buyer shall have delivered to the Seller Parties a duly executed counterpart of the Real Property Lease;
(j)    the Buyer shall have delivered to the Seller Parties a duly executed counterpart of the Environmental Matters Agreement;
(k)    CFIUS or the President of the United States shall have issued a written notice to the Parties that CFIUS has made a determination that the transaction contemplated by this Agreement does not present any unresolved national security concerns;
(l)    at least sixty (60) days shall have passed since the date of filing by the Seller of the notice required under Section 122.4(b) of the International Traffic in Arms Regulations;
(m)    the Parties shall have obtained each of the Required Consents;
(n)    the Seller Parties shall have obtained a duly executed consent of the Lender under the Credit Agreement consenting to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and releasing the Liens of the Lender on the Purchased Assets; and
(o)    the Buyer shall have delivered to the Seller Parties a duly executed counterpart of the U.S. Subcontract.

ARTICLE IX
REMEDIES

Section 9.1    Survival. The representations and warranties of the Parties contained in this Agreement and in the Ancillary Documents shall survive until the eighteen (18) month anniversary of the Closing Date, except for the representations and warranties in Sections 4.1 (Organization), 4.2 (Authorization of Transaction), 4.6 (Title and Sufficiency of Assets) (but only the first sentence thereof), 4.10 (Tax Matters)), 4.14 (Employees and Employee Benefits), 4.15 (Brokers’ Fees), 5.1 (Organization), 5.2 (Authorization of Transaction) and 5.7 (Brokers’ Fees) and the representations and warranties in the Environmental Matters Agreement, which shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations. The covenants or agreements of the Parties contained in this Agreement and the Ancillary Documents shall survive the Closing indefinitely, except that those covenants and agreements that by their express terms are to be performed or complied with for a shorter period of time shall survive only until the expiration of such shorter time period. Notwithstanding anything to the contrary, no Claim may be made with respect to any representations or warranties under this Agreement or any Ancillary Document after the expiration of the applicable survival period set forth in this Section 9.1, and no Party shall be liable for any Claim for indemnification under this Article IX unless written notice of a Claim for indemnification is delivered by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in this Section 9.1.
Section 9.2    Indemnification by the Seller Parties.
(a)    Subject to the terms and conditions of this Article IX, from and after the Closing, the Seller Parties agree to indemnify and hold harmless the Buyer, its directors, officers, representatives, employees and Subsidiaries (each, a “Buyer Indemnified Party”) from, against and in respect of any and all Losses incurred by any Buyer Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, “Buyer Claims”):
(i)    prior to its expiration in accordance with Section 9.1, the breach of any representation or warranty made by the Seller or the Property Owner in this Agreement or any Ancillary Document;
(ii)    prior to its expiration in accordance with Section 9.1, the breach by the Seller or the Property Owner of any covenant or agreement under this Agreement or any Ancillary Document;
(iii)    the conduct and operation of the Business or the use or ownership of the Purchased Assets on or before the Closing Date (subject to Section 2.3(a) (Assumed Liabilities) and the Buyer’s indemnification obligations with respect to the Assumed Liabilities set forth in Section 9.3(a)(iii)); and
(iv)    the Excluded Liabilities.
(b)    Notwithstanding anything contained herein to the contrary, the obligations of the Seller Parties pursuant to Section 9.2(a)(i) shall: (i) not apply to any Buyer Claims until, and then only to the extent that, the Losses incurred by all Buyer Indemnified Parties exceeds $100,000; and (ii) be limited to, and shall not exceed, the aggregate amount of $1,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 9.2(b) shall not apply to Buyer Claims resulting from (1) the breach of any Special Representation or Warranty of the Seller or the Property Owner or (2) actual fraud by the Seller, the Property Owner or their Affiliates in connection with the transactions contemplated by this Agreement.
Section 9.3    Indemnification by the Buyer.
(a)    Subject to the terms and conditions of this Article IX, from and after the Closing, the Buyer agrees to indemnify and hold harmless the Seller Parties and their respective directors, officers, representatives, employees and Subsidiaries (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses incurred by any Seller Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, “Seller Claims,” and together with Buyer Claims, “Claims”):

(i)    prior to its expiration in accordance with Section 9.1, the breach of any representation or warranty made by the Buyer in this Agreement or any Ancillary Document;
(ii)    prior to its expiration in accordance with Section 9.1, the breach by the Buyer of any covenant or agreement under this Agreement or any Ancillary Document;
(iii)    the Assumed Liabilities; and
(iv)    the conduct and operation of the Business or the use or ownership of the Purchased Assets from and after the Closing (subject to Section 2.3(b)).
(b)    Notwithstanding anything contained herein to the contrary, the obligations of the Buyer pursuant to Section 9.3(a)(i) shall: (i) not apply to any Seller Claims until, and then only to the extent that, the Losses incurred by all Seller Indemnified Parties exceeds $100,000; and (ii) be limited to, and shall not exceed, the aggregate amount of $1,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 9.3(b) shall not apply to Seller Claims resulting from (1) the breach of any Special Representation or Warranty of the Buyer or (2) actual fraud by the Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.
Section 9.4    Exclusive Remedy. From and after the Closing, except (a) in the case of fraud by any Party in connection with the transactions contemplated by this Agreement, or (b) in the case of claims for injunctive relief or other equitable relief in respect of the Parties’ post-Closing covenants set forth in Article VII, the right of indemnification provided in this Article IX shall be the sole and exclusive remedy of the Parties (and all Indemnified Parties) for all disputes arising out of or relating to this Agreement, and shall supersede and replace all other rights and remedies that either Party may have under any Law or in equity.
Section 9.5    Procedures for Indemnification of Third Party Claims.
(a)    If any third party notifies the Indemnified Party with respect to any matter that may give rise to a Claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article IX, then the Indemnified Party shall notify the Indemnifying Party promptly thereof in writing and in any event within fifteen (15) days after receiving notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 9.5 shall describe with reasonable specificity the Third Party Claim and the basis of the Indemnified Party’s Claim for indemnification. Upon the Indemnified Party giving notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party shall be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice. If the Indemnifying Party provides the Indemnified Party with notice of its determination to assume the defense of such Third Party Claim, the Indemnifying Party shall control such Third Party Claim and shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim, other than reasonable costs of investigation, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. Unless and until the Indemnifying Party notifies the Indemnified Party that it is assuming the defense of such Third Party Claim, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the limitations on the Indemnifying Party’s obligations to indemnify as set forth in this Article IX and the right of the Indemnifying Party to assume the defense of or opposition to such Third Party Claim at any time prior to settlement, compromise or final determination thereof).
(b)    The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement of any Third Party Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement of any Third Party Claim that might give rise to liability of the other Party under this Article IX without such Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. If (i) the Indemnifying Party proposes to settle any such Third Party Claim for which consent from the Indemnified Party is required pursuant to this Section 9.5(b), (ii) the third party or parties asserting the applicable Third Party Claim have communicated a willingness to settle the applicable Third Party Claim on the terms proposed by the Indemnifying Party but (iii) the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party in respect of such Third Party Claim shall be limited to the amount offered by the Indemnifying Party in such compromise or settlement.
Section 9.6    Certain Limitations.
(a)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION OR ARBITRATOR WITH RESPECT TO A THIRD PARTY CLAIM INDEMNIFIABLE HEREUNDER, AN INDEMNIFYING PARTY SHALL NOT BE LIABLE UNDER THIS ARTICLE IX IN RESPECT OF ANY CLAIM FOR DIMINUTION OF VALUE OR INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING CONSEQUENTIAL DAMAGES RESULTING FROM BUSINESS INTERRUPTION, LOST TAX OR INCOME TAX BENEFITS, INCREASED INSURANCE PREMIUMS OR LOST PROFITS.
(b)    The obligations of the Indemnifying Party to provide indemnification under this Article IX shall be terminated, modified or abated as appropriate to the extent that the underlying Claim would not have arisen but for a voluntary act that is carried out by or at the express written request of, or with the express written approval or concurrence of, the Indemnified Party.
Section 9.7    Treatment of Indemnity Payments. All indemnification payments made pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price.
Section 9.8    Mitigation. The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate or otherwise minimize any Losses that form the basis of a Claim hereunder.

ARTICLE X
TERMINATION

Section 10.1    Termination of Agreement. The Parties may terminate this Agreement as provided below:
(a)    the Seller Parties (on behalf of themselves and the Seller Parent) and the Buyer may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred on or before December 15, 2013 (the “First End Date”) by reason of the failure of any condition set forth in Section 8.1; provided that (i) if, as of the First End Date, the only unsatisfied condition set forth in Section 8.1 is the CFIUS-related condition set forth in Section 8.1(j), then the termination right specified in this Section 10.1(b) shall occur on February 15, 2014 (the “Second End Date”) instead of on the First End Date, and (ii) the right of the Buyer to terminate this Agreement under this Section 10.1(b) will not be available if the Buyer has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or before such time;
(c)    the Seller Parties (on behalf of themselves and the Seller Parent) may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing has not occurred on or before the First End Date, by reason of the failure of any condition set forth in Section 8.2; provided that (i) if, as of the First End Date, the only unsatisfied condition set forth in Section 8.2 is the CFIUS-related condition set forth in Section 8.2(k), then the termination right set forth in this Section 10.1(c) shall occur on the Second End Date instead of the First End Date and (ii) the right of the Seller Parties to terminate this Agreement under this Section 10.1(c) will not be available if either of the Seller Parties has breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Closing at or before such time;
(d)    either the Seller Parties (on behalf of themselves and the Seller Parent) or the Buyer may terminate this Agreement if there shall be in effect a final nonappealable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and
(e)    the Buyer, upon written notice to the Seller Parties, may terminate this Agreement as provided under, and subject to the terms of, Section 6.6.
Section 10.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations and liabilities of the Parties hereunder will terminate and become void; provided that (a) nothing in this Section 10.2 will relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination and (b) the Confidentiality Agreement and Section 4.15 (Brokers’ Fees), Section 5.7 (Brokers’ Fees), Section 10.2 (Effect of Termination) and Article XI (Miscellaneous) will remain in full force and effect.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Notices. Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one Business Day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.
If to either of the Seller Parties:

Lawson Products, Inc.
8770 W. Bryn Mawr Avenue
Suite 900
Chicago, IL 60631
Attention: Neil E. Jenkins
Facsimile No.: (312) 268-5281

With a copy (which shall not constitute notice) to:

Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654
Attention: Thomas A. Monson
Facsimile No.: (312) 840-8711

If to the Buyer:

Nelson Stud Welding, Inc.
7900 West Ridge Road
Elyria, OH 44036-2019
Attention: Ken Caratelli
Facsimile No.: (440) 329-0492

With a copy (which shall not constitute notice) to:

Clark Hill PLC
151 South Old Woodward Avenue
Birmingham, MI 48009
Attention: Michael M. Antovski
Facsimile No.: (248) 988-2334

or to such other address or to the attention of such other Party that the recipient Party has specified by prior written notice to the sending Party in accordance with the preceding.

Section 11.2    Expenses; No Offset. Except as expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Notwithstanding the foregoing, (a) the Seller shall bear the cost of any transfer taxes related to the transfer of the property in connection with the transactions contemplated hereby and the costs allocated to the Seller pursuant to Section 8.1(l) associated with obtaining the Title Policy, and (b) the Buyer shall be responsible for all other expenses related to the transfer of property in connection with the transactions contemplated hereby. Neither Party may make any offset against amounts due to the other Party or any of the other Party’s Affiliates pursuant to this Agreement, the Ancillary Documents or otherwise.
Section 11.3    Disclosure Schedules. The representations and warranties of the Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules. The Seller Parties shall not be, nor shall they be deemed to be, in breach of any such representations and warranties (and no Buyer Claim may be made in respect thereof on the basis of such a breach) in connection with any such matter so disclosed in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken in part or as a whole, or as an admission of liability or obligation of the Seller Parties to any third party. The specific disclosures set forth in the Disclosure Schedules have been organized so that the disclosures correspond to Section references in this Agreement; provided, however, that any disclosure in the Disclosure Schedules shall apply to another Section of this Agreement only to the extent that the applicability of such disclosure to such Section is reasonably apparent on the face of such disclosure. In the event that there is any inconsistency between this Agreement, as the case may be, and matters disclosed in the Disclosure Schedules, information contained in the Disclosure Schedules shall prevail and shall be deemed to be the relevant disclosure.
Section 11.4    Bulk Sales or Transfer Laws. Buyer hereby waives compliance with any applicable bulk sales law that may be applicable to the transactions contemplated by this Agreement.
Section 11.5    Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that the Buyer may assign its rights and obligations under this Agreement to any other direct or indirect wholly-owned Subsidiary of the Buyer, but such assignment shall not relieve either the Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 11.6    Amendment; Waiver. This Agreement may be amended only by a written instrument executed and delivered by the Seller Parties and the Buyer. At any time prior to the Closing, either Party may extend the time for performance of or waive compliance with any of the covenants or agreements of the other Party to this Agreement, and may waive any breach of the representations or warranties of such other Party. No agreement extending or waiving any provision of this Agreement shall be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.
Section 11.7    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
Section 11.8    Specific Performance. Each Party acknowledges and agrees that the other Parties may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached. Accordingly, each Party agrees that the other Parties may be entitled, subject to a determination by a court of competent jurisdiction, to injunctive relief to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof.
Section 11.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart hereof.
Section 11.10    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
Section 11.11    No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person or entity, other than the Parties hereto and their respective successors and permitted assigns and the Buyer Indemnified Parties and the Seller Indemnified Parties under Article IX.
Section 11.12    Exhibits and Schedules. The Exhibits and Schedules to this Agreement are made a part of this Agreement as if set forth fully herein.
Section 11.13    Governing Law. THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED, GOVERN ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT.
Section 11.14    Forum; Consent to Service; Waiver of Jury Trial. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of any state court sitting in the County of New York, New York or any federal court sitting in the Southern District of New York in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined only in any such courts, (c) hereby waives any claim of inconvenient forum or other challenge to venue in such courts, and (d) agrees not to bring any Action arising out of or relating to this Agreement in any other courts. The Seller Parties agree to cause the Seller Indemnified Parties, and the Buyer agrees to cause the Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Party was a Party to this Agreement. The Buyer further irrevocably consents to the service of process out of any of the courts listed in this Section 11.14 by the mailing of copies by registered or certified mail, postage prepaid, to the Buyer at its address set forth in Section 11.1, such service to become effective thirty (30) days after such mailing. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS INDEMNIFIED PARTIES TO IRREVOCABLY WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
Section 11.15    Entire Agreement. This Agreement and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
Section 11.16    Confidentiality; Public Announcement.
(a)    From and after the date of this Agreement, each Party shall insure that all confidential information of the other Party which the recipient Party or any of its respective officers, directors, employees, counsel, agents, or accountants and, in the case of the Buyer, its lenders, investors, or prospective lenders or investors, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects, of the other Party, any Affiliate of the other Party, or any customer or supplier of such other Party or any such Affiliate shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section 11.16(a) shall not apply: (i) as may otherwise be required by Law; (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; (iii) to the extent such information shall have otherwise become publicly available; or (iv) as to the Buyer, to disclosure by or on its behalf to lenders, investors, or prospective lenders or investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated by this Agreement.
(b)    Notwithstanding the foregoing, no public announcement or other public disclosure concerning this Agreement or the transactions contemplated by this Agreement shall be made by either Party without the mutual agreement of each Party; provided, however, each Party may make any public disclosure that it believes in good faith is required by Law or any listing agreement regarding its publicly-traded securities and each Party may provide information concerning the transactions contemplated by this Agreement to such Party’s professional advisors who are involved in assisting with the transactions contemplated by this Agreement.
Section 11.17    Seller Parent Guaranty.

(a)    The Seller Parent irrevocably guarantees (“Seller Parent Guaranty”) each and every representation, warranty, covenant, agreement, responsibility, obligation, and liability of the Seller and the Property Owner and the full and timely performance of their respective responsibilities and obligations under this Agreement and each of the Ancillary Documents to which either or both the Seller and/or the Property Owner is a party. This is a guarantee of payment and performance, and not merely of collection, and the Seller Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Seller’s or the Property Owner’s obligations or liabilities (other than in accordance with the terms of this Agreement or the relevant Ancillary Document, as applicable), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. The Seller Parent hereby waives, for the benefit of the Buyer, (a) any right to require the Buyer, as a condition of payment or performance by the Seller Parent, to proceed against the Seller or the Property Owner or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties. The Seller Parent understands that the Buyer is relying on this guarantee in entering into this Agreement.
(b)    The Seller Parent has all requisite corporate power and authority to execute, deliver and perform the Seller Parent Guaranty. This Seller Parent Guaranty when executed and delivered by the Seller Parent, shall constitute, a valid and legally binding obligation of the Seller Parent (assuming that this Agreement and the Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC.

By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Secretary

BARON DIVESTITURE COMPANY

By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Vice President and Secretary

LAWSON PRODUCTS, INC.
(for purposes of Section 11.17 only)

By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Executive Vice President,
Secretary and General Counsel

NELSON STUD WELDING, INC.

By: /s/ Ken Caratelli
Name: Ken Caratelli
Title: President